Exhibit 99.1

For More Information Contact:
Investors: Jayne L. Cavuoto-Krafchik	Media: Drew Biondo
Director of Investor Relations	Director of Corporate Communications
(516) 812-8217	(516) 812-8208
jcavuoto@deltafinancial.com	dbiondo@deltafinancial.com

Delta Financial Announces Securitization Backed by $875 Million in Mortgage Loans

Woodbury, NY - December 16, 2005 - Delta Financial Corporation (Amex: DFC) today announced it has priced a securitization backed by $875 million of mortgage loans through its subsidiary, Renaissance Mortgage Acceptance Corp. The Renaissance Home Equity Loan Trust 2005-4 is a senior subordinate structure.

Standard & Poor’s Ratings Services, Moody’s Investors Services, Inc. and Fitch Ratings rated the securities. The securitization was co-lead managed by RBS Greenwich Capital and Friedman Billings Ramsey and co-managed by Citigroup and Banc of America Securities LLC.

About the Company
Founded in 1982, Delta Financial Corporation is a national specialty consumer finance company, based in Woodbury, New York, that originates, securitizes and sells non-conforming mortgage loans. Delta's loans are primarily fixed-rate loans secured by first mortgages on one- to four-family residential properties. Delta originates non-conforming mortgage loans primarily in 29 states through a network of approximately 2,300 independent brokers and the Company’s 12 retail offices. Since 1991, Delta has completed 45 asset-backed securitizations, collateralized by approximately $13.9 billion in mortgage loans.

Important Information Regarding Forward- Looking Statements. Certain statements contained in this press release, which are not historical fact, may be deemed to be "forward-looking" statements under the federal securities laws, and involve risk and uncertainties. Forward-looking statements relate to, among other things, our future loan production, our ability to consummate the securitization, and the structure and ratings for the securitization. There are many important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, our ability to continue to originate mortgage loans; our ability or inability to continue to access the securitization and whole-loan markets at favorable terms and conditions; competition; loan losses, loan prepayment rates, delinquency and default rates; costs and potential liabilities associated with litigation, our regulatory settlements with state and federal agencies and other regulatory compliance matters and changes (legislative or otherwise) affecting mortgage lending activities and the real estate market; general economic conditions, including interest rate risk, future residential real estate values, demand for our products and services; and other risks identified in our filings with the Securities and Exchange Commission, including those discussed in our Form 10-K under the caption "Business - Forward-Looking Statements and Risk Factors" and our Form 10-Q under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements and Risk Factors." We hereby disclaim any obligation to update or revise any of the forward-looking information contained in this press release at any future date, except as required under applicable securities laws.